Exhibit 10(m)


                                  FIRECOM, INC.

                                             April 6, 2000

Mr. Antoine Sayour

Dear Mr. Sayour:

          Reference is made to the Employment Contract dated as of May 1, 1994 (the "Employment Contract") and the Letter Agreement dated as of March 1, 1999 (the "Letter Agreement") between Firecom, Inc. ("Firecom") and yourself.

          This letter, when countersigned by you, will serve to confirm the following:

          1. The term of your employment under the Employment Contract, as extended by the Letter Agreement to April 30, 2000, is hereby further extended to April 30, 2005 (the period between May 1, 2000 and April 30, 2005 is referred to as the "New Extension Term"). During the New Extension Term, your Base Bonus Draw (as defined in paragraph 4A(2) of the Employment Contract) will be $32,000.

          2. The Salary (as defined in paragraph 4A(1) of the Employment Contract) during the New Extension Term shall be at the following annual rates (each adjustment to take effect on May 1 in question) during the New Extension
Term:

          Year ending,
          April 30                 Salary
          --------                 ------
          2001                     $147,000
          2002                     $157,000
          2003                     $165,000
          2004                     $173,000
          2005                     $180,000

          3. During the New Extension Term, your bonus shall be determined annually based on Firecom's Operating Income (as defined in paragraph 4A(2)(a) of the Employment Contract) for such fiscal year (provided, however, that no bonus shall be payable in respect to any fiscal year in which Firecom's Operating Income is less than $700,000). You will be entitled to a bonus equal to 1.5% of the first $2,000,000 of Firecom's Operating Income for the fiscal year in question. In addition, if Firecom's Operating Income for any fiscal year during the New Extension Term exceeds $2,000,000, you would also be entitled to a bonus of 1.9% of the amount by which Firecom's Operating Income exceeds $2,000,000.

          4. Your Stock Option (as defined in paragraph 4D of the Employment Contract) which expire April 30, 2000 and, as extended in the Letter Agreement to 2001, are further extended to April 30, 2008. This will confirm that promptly following the filing of Firecom's Annual Report on Form 10-K for the fiscal year ended April 30, 2000, a registration statement will be filed with the SEC covering the Stock Option Plan and your Stock Option.

          5. If at any time during the New Extension Term there shall be (i) an acquisition of Firecom by another entity by means of a merger, consolidation, or other transaction not approved by the Firecom board of directors resulting in the exchange of Firecom's capital stock such that Firecom shareholders prior to such transaction own less than 50% of the voting power of the surviving entity (an "Acquisition"), or (ii) a sale or transfer of all or substantially all of Firecom's assets to any other person (a "Sale") that is followed at the end of this employment contract by either a reduction in your salary or termination of your employment (other than if your employment is terminated for cause as provided for in paragraph 6.A. of the Employment Contract) ("Firecom Employment Severance"), then, in recognition of your past service, you will be entitled to receive payment equal to (1) one year of your annual base salary and (2) whatever incentive compensation that you would have otherwise have been entitled to receive for the fiscal year during which your employment is terminated. All amounts payable to you pursuant to this Section shall be payable to you at such times as you would otherwise have been entitled to receive if you had remained in the employ of Firecom. During the year in which you receive compensation following your Firecom Employment Severance, you agree that you will not work as an employee or consultant for any company in competition with Firecom.

          All other provisions of the Employment Contract and the Letter Agreement shall remain in full force and effect.

                                             Very truly yours,

                                             FIRECOM, INC.


                                             By:  /s/ Paul Mendez
                                                --------------------------------
                                                  Paul Mendez, President and
                                                   Chief Executive Officer

ACCEPTED AND AGREED:

/s/  Antoine Sayour
--------------------------------
Antoine Sayour


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